Exhibit 21.1

SUBSIDIARIES OF APELLIS PHARMACEUTICALS, INC.

Subsidiary	Jurisdiction of Incorporation or Organization
Apellis Australia Pty Ltd.	Australia
Apellis Austria GmbH	Austria
Apellis Bermuda Ltd.	Bermuda
Apellis Canada Inc.	Canada
APL DEL Holdings, LLC	United States
Apellis Europe B.V.	Netherlands
Apellis Germany GmbH	Germany
Apellis France S.A.S.	France
Apellis International GmbH	Switzerland
Apellis Ireland Ltd.	Ireland
Apellis Italy S.r.I.	Italy
Apellis Netherlands, B.V.	Netherlands
Apellis Schweiz GmbH	Switzerland
Apellis Sweden AB	Sweden
Apellis U.K. Limited	United Kingdom
Apellis MA Securities, Inc.	United States
APL Sales I LLC	United States
APL PRG I Corporation	United States
APLSPRJ MRS, Inc.	United States